Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                           TUESDAY, NOVEMBER 14, 2000



                      LEXINGTON CORPORATE PROPERTIES TRUST
                   AGREES TO ACQUIRE NET 1 L.P. AND NET 2 L.P.

               Transaction Valued At Approximately $143.0 Million

New York, NY - Tuesday, November 14, 2000 - Lexington Corporate Properties Trust (NYSE:LXP) ("Lexington"), a real estate investment trust, today announced that it has agreed to acquire two Delaware limited partnerships, Net 1 L.P. and Net 2 L.P. (collectively, the "Net Partnerships"), in a merger transaction valued at approximately $143.0 million.

The Net Partnerships own twenty-five properties in fifteen states, which generate approximately $15.1 million of net rental revenue. The properties have a remaining weighted average lease term of approximately 9.2 years and are net-leased to nineteen tenants, including Hewlett Packard, Nextel Finance Company, Cox Communications, Inc. and Wal Mart Stores, Inc.

In connection with the transaction, the Net Partnerships will merge into a subsidiary of Lexington. Lexington will issue approximately $65.0 million of securities to the sellers and assume approximately $78.0 million of mortgage financing with a weighted interest rate of approximately 8%. The partners of Net 1 L.P. and Net 2 L.P. will receive $25.5 million and $39.5 million, respectively, of the merger consideration. The limited partners will receive at least 50% of their merger consideration in Lexington's 8.5% Convertible Subordinated Debentures due 2009 ("Convertible Debentures") with up to 50% of the merger consideration payable in Lexington's common shares issued at a price not less than $11.00 per share and no greater than $13.00 per share. The Convertible Debentures are exchangeable by the holder after four years into Lexington common shares at $14.00 per share and may be redeemed by Lexington after five years with cash or with common


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Lexington Corporate Properties Trust
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shares in the event Lexington's share price exceeds $14.00.  The transaction is expected to be taxable to the limited partners.

E. Robert Roskind, Lexington's Chairman and Co-Chief Executive Officer, is the controlling shareholder of the general partners of the Net Partnerships. The general partners will receive merger consideration valued on the same basis as the limited partners for their 1% ownership interest in the Net Partnerships payable in operating partnership units in a tax deferred transaction. The units, which will have economic rights comparable to the economic rights of the limited partner's merger consideration, will be convertible into Lexington common shares on a one-for-one basis at certain points in the future.

Definitive terms of the transaction will be set forth in a joint consent and proxy solicitation statement and prospectus being prepared by Lexington and the Net Partnerships for regulatory review. The transaction is subject to customary closing conditions, including the approval of Lexington's shareholders and the limited partners of the Net Partnerships. Assuming the closing conditions are satisfied, the transaction is expected to close in mid-2001.

This press release does not constitute an offer of any securities for sale.

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States. Lexington Realty Advisors, an affiliate of Lexington, provides investment advisory services to institutional investors in the net lease area. Lexington common shares closed Tuesday, November 14, 2000 at $10.69 per share. Lexington, which pays an annualized dividend of $1.24 per share and has a current dividend yield of 11.60% based on such price, has approximately 19.2 million common and convertible preferred shares outstanding and approximately 5.7 million operating partnership units outstanding which are exchangeable into common shares on a one-for-one basis. Additional information about Lexington is available at www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

      FOR MORE INFORMATION ON LEXINGTON CORPORATE PROPERTIES TRUST, VIA
     FAX AT NO COST, SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE TICKER SYMBOL
                                      LXP.